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                                                                     EXHIBIT 8.1



                                October 12, 1999



Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60025-5811

         Re:      Material Federal Income Tax Consequences of the Merger

Dear Ladies and Gentlemen:

         We have acted as counsel to Illinois Tool Works Inc. ("ITW") in connection with the intended merger (the "Merger") of CS Merger Subsidiary ("Merger Sub"), a wholly owned subsidiary of ITW, with and into Premark International, Inc. ("Premark") pursuant to the Agreement and Plan of Merger dated as of September 9, 1999 among ITW, Merger Sub and Premark (the "Merger Agreement"). You have requested that we provide an opinion regarding the accuracy of the tax disclosures in the joint proxy statement/ prospectus included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission on this date (the "Proxy Statement / Prospectus").

         In providing this opinion, we have relied on, and assumed the accuracy of, (i) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto, including the representations and covenants of ITW and Premark contained therein and (ii) the description of the transaction as set forth in the Proxy Statement/Prospectus and the exhibits thereto.

         Based upon and subject to the foregoing, it is our opinion that the summaries of federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Summary -- Material Federal Income Tax Considerations" and "The Merger Agreement and the Merger -- Material Federal Income Tax Considerations" are accurate in all material respects as to matters of law and legal conclusions.



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         This opinion is based on current provisions of the Internal Revenue
Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

         We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the heading "The Merger Agreement and the Merger -- Material Federal Income Tax Considerations" in the Proxy Statement/Prospectus.


                                   Sincerely,


                                   /s/ Mayer, Brown & Platt

                                   MAYER, BROWN & PLATT